[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
Exhibit 10.6

Distribution Agreement
by and between

Cardica, Inc.
a Delaware Corporation

and
Century Medical, Inc.
a Japanese Corporation

Dated as of June 16, 2003

-i-

Table of Contents
(continued)

-ii-

Table of Contents
(continued)

-iii-

DISTRIBUTION AGREEMENT
This DISTRIBUTION AGREEMENT (“Agreement”) is made this 16th day of June, 2003 (“Effective Date”), by and between Cardica, Inc., a Delaware corporation with its principal place of business located at 171 Jefferson Drive, Menlo Park, CA 94025, USA (hereinafter referred to as “COMPANY”) and Century Medical, Inc., a Japanese Corporation with its principal place of business located at 1-6-4 Ohsaki, Shinagawa-Ku, Tokyo, 141-8588, Japan (hereinafter referred to as “DISTRIBUTOR”) in consideration of the mutual covenants and conditions hereinafter stated.
1. DEFINITION OF TERMS
1.1 “Competing Products”
“Competing Products” shall mean automated anastomosis products that seal coronary artery bypass grafts to accomplish surgical anastomosis except for and excluding hemostasis products that, as of the Effective Date, DISTRIBUTOR distributes in the Territory that are manufactured by CryoLife, Inc. (BioGlue™), which shall not be considered Competing Products or other anastomosis devices that create a surgical anastomosis outside the coronary area of the body.
1.2 “Contract Year”
“Contract Year” shall mean a twelve (12) month period commencing on, and thereafter beginning on the anniversary of, the first day of the first full month following the date of First Commercial Sale in the Territory of any Product.
1.3 “First Commercial Sale”
“First Commercial Sale” shall mean the first sale of any Product with the intended maximum shelf life of twelve (12) months or more by DISTRIBUTOR to a third party in the Territory with all medical device approvals required to market and sell such Product (“Shonin” or “Lui Betsu Kyoka”) from The Japanese Ministry of Health, Labour and Welfare (“MHLW”) and all import permits from the appropriate government authorities (“Hinmoku Kyoka”). COMPANY hereby represents and warrants that, as of the Effective Date, COMPANY has obtained conditional CE Mark approval for the “Proximal Device” Product and the Proximal Device Product is a commercially available Product to DISTRIBUTOR to begin the device approval process stated above.
1.4 “Initial Term”
“Initial Term” shall mean the five (5) year period beginning on the date of expiration of the Premarketing Term.
1.5 “Party” or “Parties”
“Party” or “Parties” shall mean COMPANY or DISTRIBUTOR, individually and collectively.
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.

1.6 “Premarketing Term”
“Premarketing Term” shall mean the period beginning on the Effective Date and ending on the first day of the first full month following the date of First Commercial Sale of all Products.
1.7 “Products”
“Products” shall mean those Products specifically listed in Schedule 1, whether manufactured by or for COMPANY or its affiliates, including any improvements or modifications thereto, as such schedule may be amended from time to time. As used herein, “affiliate” means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person or entity, where “control” means (a) fifty percent (50%) or more common equity ownership, or (b) the ability to direct the management or policies of a person or entity, whether by contract or otherwise.
1.8 “Territory”
“Territory” shall mean Japan.
2. APPOINTMENT OF DISTRIBUTOR
2.1 Appointment as DISTRIBUTOR by COMPANY.
COMPANY hereby appoints DISTRIBUTOR as its exclusive importer and distributor of COMPANY’s Products for the Territory in consideration of COMPANY’s issuance of a promissory note (the “Note”), concurrent with the execution of that certain Subordinated Convertible Note Agreement in the amount of three million U.S. dollars ($3,000,000.00), and DISTRIBUTOR hereby accepts such appointment on the terms and conditions set forth in this Agreement. Under no circumstances shall DISTRIBUTOR have authority to sell or distribute any Products outside the Territory. COMPANY shall also grant to DISTRIBUTOR a right of first negotiation for the import and distribution in the Territory of all new and future products with all line extensions, modifications and improvements thereto, manufactured and sold by COMPANY or products acquired by COMPANY or its affiliates for distribution by COMPANY. Such distribution shall be in accordance with the terms and conditions of this Agreement, with a per unit purchase price and minimum purchase levels (“MPL”) mutually agreeable to COMPANY and DISTRIBUTOR. If within thirty (30) days of COMPANY’s first written proposal to DISTRIBUTOR, COMPANY and DISTRIBUTOR cannot agree upon a per unit purchase price and MPL for such new products or if DISTRIBUTOR declines to distribute such products, then COMPANY will be permitted to distribute or cause to distribute by alternate means only such products as were first offered to DISTRIBUTOR for distribution in the Territory; provided, however, that COMPANY’s distribution of said products by alternate means shall be upon terms and conditions (including the per unit purchase price and MPL) to such alternate distributor no more favorable than the terms and conditions under which such products were last offered to DISTRIBUTOR for distribution.
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2.

2.2 Subdistributors.
DISTRIBUTOR may appoint subdistributors to make sales of Products within the Territory on such terms and conditions as DISTRIBUTOR determines to be necessary to fulfill its obligations under this Agreement; provided that no such appointment or delegation shall relieve DISTRIBUTOR from any obligations hereunder. COMPANY acknowledges and agrees that DISTRIBUTOR will use subdistributors in the sale of Products, the use of said subdistributors being a normal business custom in the Territory.
3. TERM OF DISTRIBUTORSHIP
This Agreement and the rights conferred on DISTRIBUTOR hereunder shall come into effect on the Effective Date and shall remain in effect until the expiration of the Initial Term. At the end of the Initial Term, this Agreement shall automatically renew for an additional five (5) years (the “Renewal Period”) subject to DISTRIBUTOR having met the MPL for each Contract Year during the Initial Term as required under Section 8.6 below.
4. DUTIES OF DISTRIBUTOR
4.1 Duties of DISTRIBUTOR.
DISTRIBUTOR covenants and agrees to do each of the following:
               (i) DISTRIBUTOR shall use commercially reasonable efforts to promote and sell the Products in the Territory;
               (ii) DISTRIBUTOR shall send one person from its sales and marketing organization to COMPANY for training prior to the First Commercial Sale of the Products in the Territory for a period of time mutually agreed upon by the Parties;
               (iii) DISTRIBUTOR shall maintain a commercially reasonable stock of the Products in order to promote the Products in the Territory;
               (iv) DISTRIBUTOR shall exhibit Products at industry meetings in the Territory;
               (v) DISTRIBUTOR shall create and develop a training program for end-user physician customers in the Territory in cooperation with COMPANY; DISTRIBUTOR shall not sell Products to any end-users who have not been trained in the use of the Products.
               (vi) DISTRIBUTOR shall confer with COMPANY, from time to time, upon the written request of COMPANY, on matters relating to the marketing and promotion of the Products in the Territory;
               (vii) DISTRIBUTOR shall keep COMPANY informed regarding regulatory requirements in the Territory and shall, from time to time, provide COMPANY with updated amendments to Schedule 2 attached hereto;
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

3.

               (viii) DISTRIBUTOR shall not solicit the sale of, promote the sale of, sell, exhibit for sale, distribute or manufacture any Competing Products in the Territory;
               (ix) DISTRIBUTOR shall translate Product literature into the Japanese language when necessary; and
               (x) during the term of this Agreement, and for a period of [*] years from the expiration or termination of this Agreement, DISTRIBUTOR, its affiliates, successors and assigns shall not directly solicit or indirectly solicit for employment or hire in any capacity any personnel employed by COMPANY or any affiliate of COMPANY.
4.2 Product Approvals.
DISTRIBUTOR shall use its commercially reasonable efforts to obtain, at its own expense (except as otherwise provided herein), all “Lui Betsu Kyoka,” “Me-too” or “Kairyo Iryoyogu” Shonin (as defined below) from the MHLW needed to market the Products in the Territory. DISTRIBUTOR shall be under no obligation to conduct or perform any clinical trial for purposes of obtaining any Shonin or marketing the Products in the Territory. For the purposes of this section, “Lui Betsu Kyoka,” “Me-too” and “Kairyo Iryoyogu” Shonin shall mean those Shonins approved without conducting any clinical trials in the Territory. Lui Betsu Kyoka approval is not expected to exceed six (6) months from the Effective Date, subject to DISTRIBUTOR’s receipt of all necessary information from COMPANY required to prepare and file for the Lui Betsu Kyoka. COMPANY and DISTRIBUTOR recognize that competitive devices already on the market in the Territory have been classified as Lui Betsu Kyoka qualified devices; the easiest category to register a Product in the Territory. In the event that the MHLW requires a more formal Shonin application, either a “Me-too” or “Kairyo Iryoyogu” Shonin or “Shin Iryoyogu,” COMPANY and DISTRIBUTOR will diligently and in good faith apply for a Shonin in the appropriate category. “Shin Iryoyogu” shall mean the Shonin approved based on clinical trials or utilizing foreign clinical study data obtained for the purpose of seeking regulatory approval. In the event that the Parties agree to conduct any clinical trials in the Territory with a reasonable number of clinical cases for obtaining Shonin approval, COMPANY shall, at no charge to DISTRIBUTOR, supply DISTRIBUTOR with all necessary Products. All other costs associated with any clinical trials conducted in the Territory shall be borne by DISTRIBUTOR. COMPANY shall support any clinical trial activity in the Territory with all information available at its disposal. COMPANY reserves the right to approve any study design (protocol) related to clinical trials in the Territory, which approval shall not be unreasonably withheld.
In the event that DISTRIBUTOR is unable, within five (5) years of the Effective Date of this Agreement, to obtain First Commercial Sale, COMPANY shall have the sole and exclusive right to terminate this Agreement with immediate effect.
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

4.

5. DUTIES OF COMPANY
5.1 Duties of COMPANY.
COMPANY covenants and agrees to do each of the following:
               (i) COMPANY shall use its commercially reasonable efforts to research and respond to Product improvement needs of end-users in the Territory;
               (ii) COMPANY shall not, (a) appoint any other distributor or importer of the Products in the Territory during the term of this Agreement or (b) make sales, directly or indirectly, of any of the Products to any person in the Territory other than DISTRIBUTOR or to any customer outside the Territory who is known to COMPANY, or who COMPANY should reasonably know, intends to introduce, directly or indirectly, the Products into the Territory. Further, subject to Section 2.1, COMPANY shall not, directly or indirectly, import, manufacture, sell, market or otherwise distribute in the Territory (except pursuant to this Agreement) the Products or any products directly competitive with the Products;
               (iii) COMPANY shall provide DISTRIBUTOR with all materials necessary to obtain and maintain Shonin or Lui Betsu Kyoka for the import and sale of Products within the Territory by promptly furnishing to DISTRIBUTOR, at COMPANY’s cost, such technical descriptions, specifications, data, drawings, information, service manuals, quality control audits, facility inspection reports issued by governmental regulators or international quality control auditors, and so forth regarding the Products, in the English language, as DISTRIBUTOR may reasonably request;
               (iv) COMPANY shall provide DISTRIBUTOR, at no cost, all Products necessary for DISTRIBUTOR to fulfill its obligations under Section 4.2 however, the number of Products supplied at no charge to DISTRIBUTOR shall not exceed ten (10) units of sterile Products per non Shin Iryoyogu Shonin application. The number of units of sterile Products necessary for a Shin Iryoyogu Shonin shall be determined by the number of patients required by the clinical protocol;
               (v) COMPANY shall provide DISTRIBUTOR with the information, documentation, data and certificates listed in Schedule 2, as amended from time to time, necessary for DISTRIBUTOR to remain in compliance with the Good Manufacturing Practices for Importers laws and regulations of the Territory;
               (vi) COMPANY shall inform DISTRIBUTOR, from time to time, of technical and other developments regarding the Products as they may occur;
               (vii) COMPANY shall furnish to DISTRIBUTOR on an on-going basis, at COMPANY’s cost, with a reasonable quantity of such technical, advertising and selling information and other promotional literature in the English language regarding the Products;
               (viii) COMPANY shall provide Product training to personnel of DISTRIBUTOR at times and places mutually agreed upon by both Parties, with each Party bearing its own expenses for attending such training;
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5.

               (ix) COMPANY shall provide DISTRIBUTOR a reasonable amount of non-sterile functional Products for demonstration purposes at [*] percent ([*]%) of the sterile Products price. The total number of non-sterile functional Products sold to DISTRIBUTOR at the discounted price shall be determined at COMPANY’s sole discretion. The total number of non-sterile non-functional Products given to DISTRIBUTOR at no charge shall initially be twenty (20) units and any additional quantities shall be provided at COMPANY’s sole discretion. All such non-sterile Products shall be used for demonstration purposes only and may not be used for any other commercial activity (e.g., sale; lease; loaner; etc.) or implanted; and
               (x) during the term of this Agreement and for a period of [*] ([*]) years from the expiration or termination of this Agreement, COMPANY, its affiliates, successors and assigns shall not directly solicit or indirectly solicit for employment or hire in any capacity any personnel employed by DISTRIBUTOR or any affiliate of DISTRIBUTOR.
6. EXPENSES
6.1 DISTRIBUTOR’s Expenses.
Except as otherwise specifically provided herein, DISTRIBUTOR shall be responsible for all expenses incurred by it in connection with the implementation of this Agreement, including without limitation salaries, office and travel expenses of its employees, advertising and trade shows within the Territory and any and all taxes which may be imposed on DISTRIBUTOR within the Territory. COMPANY shall bear only such of these expenses as to which it has given prior written approval.
6.2 COMPANY’s Expenses.
Except as otherwise specifically provided herein, COMPANY shall be responsible for payment of all expenses incurred by it including any taxes imposed on it and shall also pay those expenses incurred in connection with the implementation of this Agreement for which it has given prior written approval.
7. RECORDS and REPORTS
7.1 Records and Reports.
Subject at all times to Section 11.2, DISTRIBUTOR shall maintain complete and accurate records of aggregate purchases and resales of the Products. DISTRIBUTOR shall provide to COMPANY, by the thirtieth (30th) day of the first month following the end of each quarter during the term of this Agreement, a quarterly report summarizing DISTRIBUTOR’S sales activities under this Agreement for the prior calendar quarter and containing such other information as COMPANY may reasonably request, including without limitation a description of and the amount of all Products in DISTRIBUTOR’s inventory as of the first day of each calendar month.
DISTRIBUTOR and COMPANY each shall, for tracking purposes, maintain accurate delivery, receiving and shipping records including model and lot numbers of the Products.
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6.

7.2 Adverse Experience Reporting.
COMPANY and DISTRIBUTOR shall follow the guidelines contained in Schedule 3 regarding adverse events associated with the Products.
7.3 Updating/Revising Agreement.
The Parties shall amend this Agreement from time to time to the extent necessary to incorporate changes to Schedule 3 reflecting changes in the regulatory requirements applicable to adverse events within their respective territories.
7.4 Recall.
If either Party believes or is notified that a recall in the Territory of any Product is desirable or required by law, it will notify the other Party within twenty-four (24) hours of any such notice. The Parties will then discuss reasonably, expediently and in good faith whether such recall is appropriate or required and the manner in which any mutually agreed recall shall be handled. The Party whose mistake, negligence or gross negligence results in such recall shall bear the expenses incurred in connection with such recall. In addition, if COMPANY is the responsible Party, COMPANY shall reimburse DISTRIBUTOR for the price paid hereunder for such Products as may be recalled, plus all freight and related travel costs incurred by DISTRIBUTOR in connection with such recalled Products, including any costs incurred in disposing of or returning such recalled Products to COMPANY at COMPANY’s instruction. The Parties will mutually agree upon the methods of disposal consistent with applicable laws in the Territory.
8. SALES OF PRODUCT TO DISTRIBUTOR
8.1 Purchase Prices and Terms.
COMPANY shall sell the Products to DISTRIBUTOR at the prices set forth in Schedule 1. Payments on purchase orders shall be due at the end of the month immediately following the month of shipment of the Products to DISTRIBUTOR. Payment shall be made by wire transfer in U.S. funds to an account designated in writing by COMPANY. All shipments of Products shall be billed to DISTRIBUTOR at the price in effect for each Product in accordance with this Section 8.1 and Schedule 1, on the date of DISTRIBUTOR’s purchase order for such Products. COMPANY shall have the right to change the prices of the Products no more than [*] each Contract Year consistent with prices charged to third-party international distributors of the Products, taking into consideration such factors as exchange rates, device-specific reimbursement rates for the Products in the Territory, if any, competition, and the like, by notifying DISTRIBUTOR in writing of any such change at least ninety (90) days prior to the effective date of any such change. Notwithstanding the foregoing, in no event shall any price increase exceed [*]% of the then current price for such Product. Further, DISTRIBUTOR shall have the right to request a change in price, taking into consideration such factors as exchange rates, device-specific reimbursement rates for the Products in the Territory, if any, competition, and the like, by notifying COMPANY in writing of any such request and the reason for such request which request COMPANY shall consider in good faith.
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

7.

8.2 Risk of Loss, Deliveries.
DISTRIBUTOR shall purchase the Products from COMPANY FCA (as defined under Incoterms 2000 of the International Chamber of Commerce) place of manufacture with risk of loss passing to DISTRIBUTOR upon delivery of the Products to the carrier. DISTRIBUTOR shall be responsible for taxes (other than any taxes on COMPANY’s income) and import duties imposed in the Territory and for shipping fees. COMPANY shall deliver accepted orders within the acknowledged time of shipment stated in COMPANY’s acceptance of the order. All Products shall be packed for shipment and storage in accordance with COMPANY’s standard commercial practices, unless DISTRIBUTOR notifies COMPANY of special packaging requirements, in which event COMPANY shall be entitled to charge DISTRIBUTOR for any additional costs approved in advance by DISTRIBUTOR.
8.3 Acceptance and Cancellation of Orders.
All orders for Products by DISTRIBUTOR shall be initiated by DISTRIBUTOR’s issuance of a written purchase order sent via facsimile or mail to COMPANY or such other place as designated by COMPANY. Such orders shall state unit quantities, unit descriptions, requested delivery dates, and shipping instructions. The acceptance by COMPANY of an order shall be indicated by written acknowledgment thereof by COMPANY within [*] business days following receipt of each order. This Agreement shall control orders of Products by DISTRIBUTOR. Any conflicting or different or additional terms or conditions contained in DISTRIBUTOR’s purchase order, COMPANY’s acknowledgment or other similar document shall not add to or modify the terms of this Agreement. COMPANY shall have the right to cancel any order placed by DISTRIBUTOR or to refuse or delay the shipment thereof to the extent that DISTRIBUTOR is in default of any payment obligations hereunder. DISTRIBUTOR may cancel an order, or any part thereof, for standard Products normally kept in COMPANY’s inventory which COMPANY has accepted only by providing written notice to COMPANY prior to the shipment of such Products and by paying such reasonable cancellation charge as requested by COMPANY. DISTRIBUTOR may not cancel an order for non-inventory Products or custom made Products which COMPANY has accepted unless confirmed in writing by COMPANY and by paying such reasonable cancellation charge as requested by COMPANY, which cancellation charge may include, without limitation reasonable tooling and works-in-progress expenses requested by COMPANY.
8.4 Product Specifications.
COMPANY shall be obligated to deliver Products of the specifications and quality standards in effect at the time and made known to DISTRIBUTOR and which contain a minimum shelf life of the greater of [*] months or [*] percent ([*]%) of the intended maximum shelf life for such Product at the time COMPANY delivers an order. COMPANY shall use reasonable efforts to extend the intended maximum shelf life of Products to [*] months or more by December 31, 2003 and [*] months or more for such Products during 2004. COMPANY reserves the right to change the design or specifications of any of the Products at any time with ninety (90) days prior written notice to DISTRIBUTOR. COMPANY also reserves the right to discontinue the manufacture and distribution of any of the Products at any time, with ninety (90) days prior written notice to DISTRIBUTOR and, without substitution, in COMPANY’s sole discretion;
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

8.

provided that a discontinuation or cancellation of a Product or Product line for the purpose of transfer to a third party or to an affiliate of the COMPANY shall be deemed an assignment of the COMPANY’s rights and obligations of this Agreement with respect to such Products, and COMPANY shall ensure that such transferee shall be bound by the terms and conditions of this Agreement to the same extent as the COMPANY with respect to any such Products. COMPANY acknowledges and understands that a substantial lead time is required to obtain Shonin for Product specification changes and COMPANY will use its commercially reasonable efforts to give DISTRIBUTOR as much advance notification as possible in excess of ninety (90) days concerning Product specification changes. In the event COMPANY discontinues the manufacture or distribution of any Product or in the event of a Product specification change or in the event of COMPANY’s refusal to or failure to accept or fill any bona fide purchase orders for Products, DISTRIBUTOR’s MPL under Section 8.6 herein shall be amended and adjusted accordingly.
8.5 Taxes.
DISTRIBUTOR shall be responsible for all taxes levied and/or imposed by the Japanese government or Japanese taxing authority (other than any tax on COMPANY’s income) related to this Agreement; provided that DISTRIBUTOR may withhold from any payments to COMPANY any amounts required by Japanese law to be withheld, and shall provide to COMPANY receipts of any amounts so withheld issued by the proper authority, and such withholding taxes shall not be “grossed up”. COMPANY shall be responsible for all taxes levied and/or imposed by the United States government or any taxing authority in the United States related to this Agreement.
8.6 Purchase Levels.
DISTRIBUTOR’s right to maintain its exclusive distributorship as set forth in Section 2.1, herein, shall be subject to the following:
               (i) The MPL for Contract Years 1 through 3 shall be the following sales goals that, if not met, are non-breach, non-termination events:

Proximal Device	Distal Device
Contract Year 1 : [*] units ([*]% market share)	Year 1: [*] ([*]% market share)

Contract Year 2 : [*] units ([*]% market share)	Year 2: [*] ([*]% market share)

Contract Year 3 : [*] units ([*]% market share)	Year 3: [*] ([*]% market share)
               Contract Year 1 for “Distal Device” shall commence when (1) DISTRIBUTOR has obtained all necessary regulatory approvals for this Product in accordance with Section 4.2 of this Agreement and (2) COMPANY has extended the intended maximum shelf life of this Product to twelve (12) months or more in accordance with Section 8.4 of this Agreement.
               (ii) Contract Year 4 and thereafter: DISTRIBUTOR and COMPANY shall prepare and agree upon an MPL ninety (90) days prior to the anticipated beginning of the Contract Year 4 of the Initial Term and ninety (90) days prior to the beginning of each
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9.

subsequent Contract Year thereafter during the term of this Agreement and any subsequent Renewal Periods. With respect to Product line extensions, the Parties shall make MPL adjustments as mutually agreed upon, commensurate with the expanded total available market opportunity associated with the expanded Product offerings. If after exhausting all reasonable efforts COMPANY and DISTRIBUTOR are unable to mutually agree upon an MPL ten (10) days prior to the beginning of a subsequent Contract Year, then the default MPL for the subsequent Contract Year shall be the product of the actual purchases by DISTRIBUTOR during the Contract Year immediately preceding the subsequent Contract Year times [*] for Contract Year 4 and [*] for any subsequent Contract Year after Contract Year 4.
               (iii) For thirty (30) days following the conclusion of any Contract Year of the Agreement in which DISTRIBUTOR has not purchased the MPL for that Contract Year, DISTRIBUTOR shall have the discretionary right but not the obligation to purchase additional Products from COMPANY at the then applicable purchase prices in order to satisfy DISTRIBUTOR’s MPL for the prior Contract Year. Any purchases credited towards the prior Contract Year’s MPL in accordance with the immediately preceding sentence shall not be credited towards the then current Contract Year’s MPL.
               (iv) Except as described in Section 8.6(iii) above, for purposes of this Section 8.6, a Product shall be deemed purchased during a designated Contract Year when a firm purchase order has been received and accepted by COMPANY during such Contract Year, and which order calls for delivery of Products within that Contract Year.
               (v) Notwithstanding any other provision of this Agreement to the contrary, any MPL then in effect shall be adjusted accordingly to reflect the effect of any new Products and any Product line extensions, any Product recall, any discontinuation of a Product or Product line, any change in design or specifications of any Product which has a material adverse impact on DISTRIBUTOR’s ability to market or sell such Product, any transfer to a third party or affiliate of COMPANY of any Product as described in Section 8.4 that has a material adverse impact on DISTRIBUTOR’s ability to market or sell such Product, any termination of this Agreement with respect to a Product as described in Section 12.2, any refusal or failure by COMPANY to satisfy a bona fide purchase order made in accordance with the terms of Section 8.3, or any relevant event of force majeure as set forth in Section 14.1.
               (vi) COMPANY shall have the right but not the obligation to terminate this Agreement in the event that DISTRIBUTOR has not purchased the MPL for Contract Year 4 and any Contract Year thereafter during the term of this Agreement.
               (vii) Notwithstanding any provision of this Agreement to the contrary, the MPL has been and will be established solely for the purpose of providing COMPANY with a contingent right to terminate the exclusive distributorship granted to DISTRIBUTOR under Section 2.1, in Contract Year 4 and any Contract Year thereafter. COMPANY agrees that its sole remedy for any failure of DISTRIBUTOR to achieve the MPL for Contract Year 4 and any Contract Year thereafter shall be the termination of DISTRIBUTOR’s exclusive distributorship rights hereunder without any rights to claim against DISTRIBUTOR for any alleged losses or damages of any kind, for reimbursement of any costs of any kind, including attorneys’ fees, or for payment of any other kind; provided, however, that the obligations between DISTRIBUTOR
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10.

and COMPANY under Section 13.2, which may include payments, shall survive a termination for failure of DISTRIBUTOR to fulfill the MPL. This Section 8.6(vii) is not intended to, and shall not be construed to, create any obligation on the part of DISTRIBUTOR to purchase, or any right on the part of COMPANY to cause DISTRIBUTOR to purchase, Products in quantities necessary to satisfy any MPL for any Contract Year.
9. PRODUCT LIABILITY
9.1 Claim, Suit or Action.
If any claim is made or any suit or action is instituted against DISTRIBUTOR arising out of or otherwise in connection with any defect or alleged defect in the Products sold by COMPANY to DISTRIBUTOR under this Agreement, COMPANY shall, without limiting the general indemnity provided by Section 12.1 of this Agreement, at its own expense and upon request by DISTRIBUTOR:
               (i) investigate or research the causes of accidents, occurrences, injuries or losses affecting any person or property as a result of the manner in which the Products are designed, manufactured, treated, packaged, labeled, delivered, sold or used, and use its best efforts to correct or eliminate such causes within a reasonable period; and
               (ii) provide to DISTRIBUTOR any and all assistance (including, without limitation, technical and other information, documents, data, materials and witnesses) which are, in the opinion of DISTRIBUTOR or its counsel, necessary or useful for DISTRIBUTOR’s defense to such claim, suit or action in relation to the Products sold by COMPANY to DISTRIBUTOR hereunder.
9.2 Product Liability Insurance.
COMPANY shall, at its own expense, obtain and maintain product liability insurance underwritten by a company or companies authorized to do business in the state, countries and Territory contemplated by this Agreement, subject to DISTRIBUTOR’s prior written approval, to cover any and all losses, damages (actual, consequential or indirect), liabilities, penalties, claims, demands, suits or actions, and related costs and expenses of any kind (including without limitation, expenses of investigation, counsel fees, judgments and settlements) for injury to or death of any person or property damages or any other loss suffered or allegedly suffered by any person or entity arising out of or otherwise in connection with the Products sold by COMPANY to DISTRIBUTOR pursuant to this Agreement. COMPANY shall maintain such insurance in a minimum amount of [*] U.S. dollars ($[*]) per occurrence in connection with such insurance. COMPANY shall furnish DISTRIBUTOR with copies of all applicable insurance policies, which insurance policies shall not be canceled, modified or reduced without the prior written consent of DISTRIBUTOR.
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

11.

10. WARRANTY POLICY
10.1 Warranties.
COMPANY warrants that the Products sold to DISTRIBUTOR shall be (1) free from any defects in material, design, workmanship, manufacture, treatment, packing, instruction manuals, labeling, warning or otherwise until the use before date (“UBD”) for sterile Products, (2) substantially in conformance with the written specifications maintained by COMPANY at the date of delivery of such Products, and (3) in compliance at all times with the requirements of and regulations adopted pursuant to the U.S. Federal Food, Drug and Cosmetic Act and applicable Japanese law. COMPANY further warrants that it will convey good title to all Products delivered to DISTRIBUTOR free from any security interest, liens or other encumbrance. COMPANY will provide, when requested by DISTRIBUTOR, certification that, to the best of its knowledge, it is in compliance with U.S. and applicable Japanese laws, statutes, rules, and regulations and relevant orders relating to the manufacture, use, distribution and sale of the Products. COMPANY’S SOLE OBLIGATION UNDER THE FOREGOING WARRANTY SHALL BE, AT COMPANY’S SOLE ELECTION, TO EITHER REPLACE THE RELEVANT PRODUCT OR REFUND DISTRIBUTOR’S FULLY-LANDED PURCHASE PRICE FOR SUCH PRODUCT. Such obligation shall be subject to COMPANY being granted the reasonable opportunity to inspect, at COMPANY’s expense, the defective Product at the location of its use or storage and, upon request in accordance with COMPANY’s instruction, return of the Product to COMPANY at COMPANY’s cost. Any such replacement of Products may be made by substitution of any similar Product meeting substantially identical quality specifications and payment by the COMPANY of all freight, handling and duty charges or taxes incident to the delivery of such replacement Products. Upon request by COMPANY, in accordance with COMPANY’S instruction, DISTRIBUTOR shall return the Product to COMPANY at COMPANY’s cost; provided, however, that IN THE EVENT THAT THE RETURN OF A PRODUCT POSES A HEALTH RISK, DUE TO THE POSSIBILITY THAT SUCH PRODUCT HAS BEEN EXPOSED TO AN INFECTIOUS DISEASE OR OTHERWISE, COMPANY, DISTRIBUTOR AND THE END-USER SHALL DETERMINE A MUTUALLY SATISFACTORY METHOD FOR COMPANY TO INSPECT OR OTHERWISE OBTAIN ADDITIONAL INFORMATION ABOUT THE PRODUCT IN ORDER FOR COMPANY TO DETERMINE ITS OBLIGATION UNDER THE FOREGOING WARRANTY. NOTWITHSTANDING THE FOREGOING, COMPANY MAKES NO WARRANTY, NOR SHALL IT HAVE ANY OTHER OBLIGATION TO DISTRIBUTOR WITH RESPECT TO ANY PRODUCT SOLD HEREUNDER, TO THE EXTENT THAT, PRIOR TO USE, SUCH PRODUCT HAS EXCEEDED ITS UBD ACCORDING TO THE PRODUCT’S LABEL OR HAS NOT BEEN USED, HANDLED OR STORED IN ACCORDANCE WITH COMPANY GUIDELINES AS COMMUNICATED BY COMPANY TO DISTRIBUTOR.
Without limiting the generality of the foregoing, and except as provided in Section 12.1, DISTRIBUTOR shall not purport to give, or assume on behalf of COMPANY, any other or different guarantee, warranty, obligation or liability whatsoever, including without limitation liability for loss or damage to person or property resulting from default or defect in design, workmanship or material or goods of any kind, other than stipulated in such warranties as COMPANY may specify from time to time. Furthermore, DISTRIBUTOR shall only give such warranties as specified in this Section 10.1 or as specified by COMPANY from time to time on
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its own behalf and shall not give such other or different warranties or guarantees on its own behalf unless DISTRIBUTOR obtains the prior written consent of COMPANY on each such occasion.
EXCEPT AS EXPRESSLY PROVIDED ABOVE AND IN SECTION 12.1 BELOW, COMPANY GRANTS DISTRIBUTOR NO OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR BY STATUTE REGARDING THE PRODUCTS, THEIR FITNESS FOR ANY PARTICULAR PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY OR OTHERWISE.
10.2 Rejection of Products.
               (i) DISTRIBUTOR shall inspect all Products promptly upon receipt thereof and may reject any Product that fails in any material way to meet the then-current specifications for such Product. Any Product not properly rejected within [*] days of receipt of such Product by DISTRIBUTOR (the “Rejection Period”) shall be deemed accepted. To reject a Product, DISTRIBUTOR shall, within the Rejection Period, notify COMPANY of its rejection and request a Material Return Authorization (“MRA”) number. COMPANY shall provide the MRA number to DISTRIBUTOR within seven (7) days of receipt of the request. Within seven (7) days of receipt of the MRA number, DISTRIBUTOR shall return to COMPANY the rejected Product, freight collect, with the MRA number displayed on the outside of the carton. COMPANY reserves the right to refuse to accept any rejected Products that do not bear an MRA number on the outside of the carton. As promptly as possible but no later than [*] working days after receipt of properly rejected Products, COMPANY shall, at its option and expense, either replace the Products or refund DISTRIBUTOR’s original fully landed purchase price for the Products. COMPANY shall pay the cost of shipping charges incurred by DISTRIBUTOR for properly rejected products.
               (ii) Notwithstanding the foregoing, Products which are found to be defective for failure to conform to COMPANY’s specifications at an end-user’s site shall be initially replaced by DISTRIBUTOR. COMPANY shall then replace such defective Products with Products meeting specifications within [*] days of (1) receipt of the defective Products, or (2) confirmation by DISTRIBUTOR that such defective Products have been disposed of by an end-user and receipt of a completed customer complaint form. The final good faith determination concerning non-conformance of any Product shall rest solely with COMPANY.
11. PATENTS, TRADEMARKS, COPYRIGHTS;
PROPRIETARY AND CONFIDENTIAL INFORMATION
11.1 Trademark License.
COMPANY hereby grants to DISTRIBUTOR a non-exclusive, royalty-free right and license (with right of sub-license to sub-distributors appointed under Section 2.2) to use the trademarks, trade names, copyrights, and other intellectual property (except patents which are expressly excluded from this Agreement) of COMPANY as communicated to DISTRIBUTOR from time to time (hereinafter referred to as the “Trademarks”) in connection with the sale or other distribution, promotion, advertising and maintenance of the Products under this Agreement.
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DISTRIBUTOR may indicate in its advertising and promotion and on its stationery that it is an “authorized exclusive distributor” of the Products for the Territory. DISTRIBUTOR has no permission to and will not adopt, use or register as a trademark, trade name, business name, or corporate name or part thereof, whether during the term of this Agreement or after its termination, any word, or symbol confusingly similar to any Trademarks. Furthermore, upon request and at COMPANY’s expense, DISTRIBUTOR shall discontinue or cancel the registration of any and all Trademarks utilized and registered by DISTRIBUTOR in connection with the Products prior to or after the execution of this Agreement, except as provided in Section 13.2(iii).
11.2 Duty to Preserve Confidentiality.
Without the prior written consent of the supplying Party, no receiving Party, its officers, agents, or employees shall, in any manner whatsoever for use in any way for its own account or for any third-party disclose or communicate to a third-party, any technical, engineering, manufacturing, business, financial, or other information or know-how (hereinafter referred to as the “Confidential Information”) generated by any Party hereto and acquired directly or indirectly by the other Party. Nothing in this Section 11.2 shall prevent disclosure or use of information: (i) previously known to the receiving Party; (ii) which is or later becomes public knowledge, by publication or otherwise, through no breach of this Agreement by the receiving Party; (iii) which is properly acquired by the receiving Party from a third party having the legal right to disclose such information; (iv) is required to be disclosed by a governmental or judicial authority; or (v) which the receiving Party can demonstrate in writing was independently developed without reference to or reliance upon the other Party’s Confidential Information. No receiving Party shall, in any manner whatever for use in any way for its own account or for the account of any third-party, disclose or communicate to a third-party, any Confidential Information for any purpose except for the purpose for which such Confidential Information was supplied, and such receiving Party shall take every reasonable precaution to protect the confidentiality of such information. Each Party acknowledges that any breach of any obligation under this Section 11.2 is likely to cause or threaten irreparable harm to the other Party, and accordingly, each Party agrees that in such event the non-breaching Party shall be entitled to equitable relief to protect its interests, including, but not limited to, preliminary and permanent injunctive relief.
11.3 Proprietary.
DISTRIBUTOR acknowledges that the Products are proprietary to COMPANY and may not be copied and that all rights of design and invention are reserved by COMPANY.
12. INDEMNITIES
12.1 Indemnity.
COMPANY shall, at its own expense, defend, indemnify and hold harmless DISTRIBUTOR, its officers, directors, employees, agents, successors and assigns (the “Indemnified Parties”) against any and all liabilities, claims, actions, suits, fines, penalties, losses, settlements, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively “Losses”) relating to or arising out of any suit, claim or proceeding instituted against any of the
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Indemnified Parties by any third party or incurred in connection therewith, alleging that: (i) any patent, trademark or any other intellectual property right of COMPANY infringes the intellectual property rights of such third party; or (ii) any defect in the Products or their design or manufacture caused bodily injury or death to any person or damage to any property. Notwithstanding the foregoing, COMPANY shall not be responsible for such Losses as set forth in this section to the extent that: (a) such Product has been altered, modified or tampered with by DISTRIBUTOR directly resulting in such Product defect; or (b) such Product has been misused as a result of DISTRIBUTOR’s unauthorized representation about the Product directly resulting in such Losses; or (c) such Losses arise directly out of any negligence, recklessness or willful misconduct by DISTRIBUTOR or any of its employees; or (d) DISTRIBUTOR fails to give COMPANY reasonable written notice of any such claim as soon as is reasonably practicable. COMPANY shall have the sole control of the defense and/or settlement of any claim subject to indemnification under this Section 12.1; provided, however, that COMPANY shall not control or settle any such claim without prior consultation with DISTRIBUTOR.
12.2 Infringing Products.
If a claim of patent or other proprietary right infringement is made by a third party with respect to a Product, then COMPANY, at its option and expense, shall (i) obtain for DISTRIBUTOR the right to continue to market and distribute the Product, (ii) replace the Product with a functionally-equivalent non-infringing Product, (iii) modify the Product so that it becomes non-infringing, so long as the functionality of the Product is not thereby adversely affected, and replace the infringing Product with such modified Product or (iv) have dismissed, settle or otherwise cause such claim to be withdrawn. If COMPANY is unable to accomplish any of the foregoing within [*] days of the initial infringement claim and the ability of DISTRIBUTOR to market such Product is effectively prevented by a court of relevant jurisdiction in the Territory, then COMPANY shall grant DISTRIBUTOR a full refund of DISTRIBUTOR’S fully-landed cost for all affected Products and accept return of such Products at COMPANY’s expense, the Parties shall remove all such affected Products from then current and future MPL and adjust DISTRIBUTOR’s MPL accordingly and this Agreement shall be terminated with respect to such affected Product. If partial termination of this Agreement with respect to one or more Products pursuant to this Section 12.2 results in a greater than [*] percent ([*]%) decrease in DISTRIBUTOR’s total sales of Products in the [*]-month period following any such partial termination as compared to the average quarterly sales over the [*]-month period immediately preceding the third party claim which precluded DISTRIBUTOR from marketing and distributing any Product, then DISTRIBUTOR shall have the option to terminate this Agreement in its entirety, subject to Section 13.2.
13. TERMINATION
13.1 Cancellation for Cause.
COMPANY or DISTRIBUTOR, as the non-defaulting Party, may cancel this Agreement, immediately by providing written notice to the other Party, upon the occurrence of any of the following events:
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               (i) The other Party becomes insolvent or is unable to pay its debts as they mature or ceases to pay in the ordinary course of business its debts as they mature; or the other Party makes an assignment for the benefit of its creditors; or a receiver, liquidator, custodian, trustee or the like is appointed for the other Party or its property; or the other Party commences a voluntary case under any applicable bankruptcy or insolvency law or consents to the entry of an order for relief in any involuntary case, or a court with jurisdiction enters a decree for relief in any involuntary case involving the other Party.
               (ii) The other Party defaults in the material performance of any of its obligations under this Agreement and fails to cure such default within sixty (60) days after written notice thereof from the non-defaulting Party.
13.2 Obligations upon Cancellation or Termination.
Upon the expiration of this Agreement or its termination in accordance with Section 8.6(vi), Section 12.2 or Section 13.1 above, and after the allowance for any applicable cure periods, DISTRIBUTOR and COMPANY each promise to do the following immediately:
               (i) DISTRIBUTOR shall pay to COMPANY all amounts which are then due and payable by DISTRIBUTOR to COMPANY under this Agreement less any such amounts which reasonably may be set-off by DISTRIBUTOR based on a dispute or otherwise arising out of or related to this Agreement.
               (ii) Each Party shall return to the other Party all Confidential Information of the other Party in its possession or under its control, together with a statement signed by an officer or duly authorized representative of the Party to the effect that all of the Confidential Information has been returned to the other Party.
               (iii) Except to the extent that DISTRIBUTOR requires use of the Trademarks in order to exercise DISTRIBUTOR’s right to sell any existing inventories of Products upon the expiration or termination of this Agreement, as provided for in Section 13.2(iv), DISTRIBUTOR shall cease to use any of the Trademarks and return to COMPANY all materials supplied to DISTRIBUTOR by COMPANY which contain any of the Trademarks. Furthermore, upon receipt of written notice from COMPANY, DISTRIBUTOR shall dispose of all packaging, labels, brochures, lists, and other similar materials containing any of the Trademarks in accordance with COMPANY’s instructions, except for those materials necessary for DISTRIBUTOR’s continuing sale of existing inventories of Products provided for in Section 13.2(iv). COMPANY shall reimburse DISTRIBUTOR for the direct costs (exclusive of overhead) and disposal costs of such materials.
               (iv) COMPANY or its successor (A) shall repurchase all sterile Products with a UBD at the date of termination or expiration of this Agreement of [*]% of the intended maximum shelf life remaining or greater at DISTRIBUTOR’s original landed cost plus any consumption tax applicable in the Territory to sales or deliveries of Products to a third party in the Territory; provided, however, that any Products with [*]% or more of the UBD remaining but less than [*]% of the UBD remaining shall be subject to a [*] percent ([*]%) restocking fee to be charged by COMPANY, and (B) shall pay DISTRIBUTOR for all documented out of pocket
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expenses directly related to all Shonin then held by DISTRIBUTOR; provided, however, that DISTRIBUTOR shall have the absolute right to continue to sell any such Products not repurchased by COMPANY, in accordance with this Section 13.2(iv). All payments by COMPANY under this Section 13.2(iv) shall be made by wire transfer to an account to be specified by DISTRIBUTOR on or prior to thirty (30) days after DISTRIBUTOR has delivered the Products and provided COMPANY with an invoice.
For purposes of this Section 13.2(iv), “out of pocket expenses” shall include any Product costs, documentation, Product testing fees, and any clinical trial related expenses, etc. Specifically excluded from “out of pocket expenses” are DISTRIBUTOR overhead, salary, travel expenses and other expenses, which derive from the operation of DISTRIBUTOR’s business as an ongoing business concern in the Territory.
               (v) Subject to payment by COMPANY to DISTRIBUTOR of all out of pocket expenses, as detailed in Section 13.2(iv) above, DISTRIBUTOR shall diligently and expediently take the necessary steps to transfer any Shonin held by DISTRIBUTOR for the Products to a third-party affiliated with COMPANY, and located and organized under the law of the Territory, that is authorized and legally entitled to hold the Shonin.
               (vi) During the period that the Shonin are in the process of being transferred, DISTRIBUTOR shall otherwise cooperate with COMPANY by importing and reselling the Products to COMPANY’S next authorized distributor at DISTRIBUTOR’s fully landed cost for the Products plus a mark-up of [*] percent ([*]%) and any applicable consumption tax. The general purchase and sales terms of this Agreement will govern the sale of Products during this transfer period. COMPANY expressly agrees to indemnify DISTRIBUTOR for any non-payment by COMPANY’s next distributor for Products so resold by DISTRIBUTOR or for any other non-performance of DISTRIBUTOR out of DISTRIBUTOR’s immediate control during such transfer period.
               (vii) In the event that COMPANY or its successor exercises its right to terminate this Agreement pursuant to Section 14.3(ii) below, COMPANY shall be obligated to pay DISTRIBUTOR a termination fee which shall be calculated in accordance with the following table (the “Change of Control Termination Fee”):

If Change of Control	Then the Change of Control
termination occurs during:	Termination Fee shall be equal to:	Multiplied by a factor of
[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]
Gross profit shall mean net sales in YEN of the Products less the price of the Products paid by DISTRIBUTOR to COMPANY in YEN.
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In the event that COMPANY challenges the applicability or efficacy of COMPANY’s Change of Control Termination Fee, or if this provision is held to be void or unenforceable for any reason, DISTRIBUTOR shall be entitled to all remedies provided at law, including attorney’s fees. The Parties expressly acknowledge that substantial injury will result to DISTRIBUTOR upon a termination of this Agreement by COMPANY or its successor pursuant to Section 14.3(ii) below. The Parties further expressly acknowledge that it may be difficult or impossible to determine with precision the amount of monetary damages that would be required to compensate DISTRIBUTOR for such injury. Accordingly, the Parties have made a good-faith effort to accurately determine what those damages might be and the amount agreed to as reasonable by the Parties is COMPANY’s Change of Control Termination Fee.
               (viii) If any portion of the Note is still outstanding, COMPANY shall immediately repay to DISTRIBUTOR the principal balance of the Note and any accrued interest owed at the time of such repayment.
14. GENERAL PROVISIONS
14.1 Force Majeure.
Save in respect of payments due under this Agreement, neither Party to this Agreement is responsible to the other Party for nonperformance or delay in performance of the terms and conditions herein due to any event of force majeure, including without limitation acts of god, acts of government, wars, civil disturbances, strikes, and other labor unrest, accidents in transportation or other cause beyond the control of the Parties. The Party whose performance is prevented under this paragraph shall immediately inform the other Party of the state of affairs. Notwithstanding the foregoing, should any Party be prevented from materially performing its obligations under this Agreement due to any such event of force majeure for a period in excess of four (4) months, then the other Party may elect to terminate this Agreement upon delivery of thirty (30) days prior written notice to such effect.
14.2 Relationship Between Parties.
DISTRIBUTOR’s relationship to the COMPANY shall be that of an independent contractor. Nothing contained in this Agreement shall make DISTRIBUTOR a partner, joint venturer, employee, or agent of COMPANY for any purpose whatsoever. DISTRIBUTOR shall not sign any contract in the name of the COMPANY, shall not purport to bind COMPANY in any way to any obligation, and shall not hold itself out or purport to act as COMPANY’s legal partner or legally empowered agent or representative for any purpose whatsoever.
14.3 Successors, Nonassignability.
               (i) This Agreement and each and every covenant, term and condition hereof is binding upon and inures to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as provided in Section 2.2 above, neither this Agreement nor any rights hereunder may be assigned by DISTRIBUTOR directly, indirectly, voluntarily or by operation of law, without first receiving the prior written consent of COMPANY. In the event of (A) any consolidation of COMPANY with or merger of COMPANY with or into another entity, or (B) any sale, transfer or lease of all or substantially all the Product related assets of
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COMPANY, or (C) any event in which any person or group of persons acting in concert acquire more than 50% of the voting stock of COMPANY (each, a “Change in Control”), COMPANY shall to such extent assign its rights and obligations under this Agreement to such acquirer of COMPANY’s stock or assets. COMPANY shall further provide DISTRIBUTOR with prior written notice of such assignment accompanied by a written undertaking of the assignee that the assignee shall be bound by this Agreement and assume all obligations of COMPANY under this Agreement.
               (ii) Provided that such Change in Control occurs, COMPANY or COMPANY’s successor shall have ninety (90) days from the date of such a Change in Control to notify DISTRIBUTOR in writing of its intention either to terminate this Agreement or to accept the assignment of and assume all rights and obligations of COMPANY under the terms and conditions of this Agreement. In the event that the COMPANY or COMPANY’s successor notifies DISTRIBUTOR within ninety (90) days of the Change of Control that it has chosen to terminate this Agreement (the “Change of Control Termination Event”), then COMPANY shall promptly pay to DISTRIBUTOR by wire transfer to an account to be specified by DISTRIBUTOR the Change of Control Termination Fee set forth in Section 13.2(vii).
14.4 Survival of Obligations.
Both Parties agree that the obligations described in Sections 4.1(x), 5.1(x), 7.2, 7.3, 7.4, 8.5, 10.1, 13.2 and Articles 9, 11, 12 and 14 of this Agreement shall survive any termination, cancellation, or expiration of this Agreement.
14.5 Remedies.
The rights and remedies of each Party under this Agreement are not exclusive but shall be in addition to all of the rights and remedies to which a Party is entitled against the other Party under the law governing this Agreement.
14.6 Notices.
Unless otherwise specified, any notice required by this Agreement shall be made in a writing sent by prepaid certified mail, overnight courier or any means of electronic communications with confirmation copy sent by certified mail to the addresses first listed above, until notice of another address shall be given in the manner provided herein. All notices, consents or requests shall be effective from the date of transmission if sent by facsimile, seven days if sent by certified mail and when received if sent by international courier.
14.7 Disputes.
In the event there arises a dispute between the Parties as to the performance or interpretation of any of the provisions of this Agreement, or as to matters related to but not covered by this Agreement, the Parties shall first attempt to find a mutually agreeable solution by consultation in good faith. If the matter has not been resolved within thirty (30) days of their first meeting to resolve a dispute, then any such dispute shall be determined finally by final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The place of arbitration shall be either (a) Menlo Park, California, U.S.A. if initiated
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and brought by DISTRIBUTOR or (b) Tokyo, Japan if initiated and brought by COMPANY and the language of the arbitration shall be English. The arbitral tribunal shall consist of a single arbitrator. If the Parties shall not have agreed upon an arbitrator within thirty (30) days of the notice of arbitration, then the Administrator of the American Arbitration Association shall appoint one. At minimum, the arbitral tribunal shall be experienced in cross-border transactions in the area of medical devices. The unsuccessful Party in an arbitration shall pay and discharge all reasonable costs and expenses (including reasonable attorneys’ fees) which are incurred by the other Party in enforcing this Agreement.
Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The Parties acknowledge that this Agreement and any award rendered pursuant to it shall be governed by the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Award.
Pending the submission to arbitrators and thereafter until the single arbitrator renders the award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the award.
Nothing herein shall prevent any party from seeking injunctive relief from any court of competent jurisdiction, in order to preserve assets, prevent irreparable harm or as otherwise appropriate.
14.8 Unenforceable Terms.
In the event any term or provision of this Agreement shall for any reason be invalid, illegal or unenforceable in any respect, it shall be deemed separate and shall not affect any other provisions hereof or the validity hereof. The Parties agree to re-negotiate in good faith any term or provision held invalid and to be bound by the mutually agreed substitute term or provision.
14.9 Waivers.
No waiver of any of the terms and conditions of this Agreement shall be effective for any purpose, unless expressed in a writing and signed by the Party thereto giving the same, and any such waiver shall be effective only in the specific instance and for the purpose given.
14.10 Governing Law; Headings.
This Agreement shall be governed by and construed in accordance with the substantive law of the State of California, U.S.A. excluding that body of law applicable to choice or conflicts of law. The headings to the paragraphs of this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.
14.11 Entire Agreement, Modification.
This Agreement constitutes the entire and final agreement between the Parties on the subject matter hereof and supersedes any and all prior oral or written agreements or discussions on the subject matter hereof. This Agreement may not be modified in any respect except in a writing which states the modification and is signed by both Parties hereto.
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14.12 Further Assurances.
The parties agree to execute any and all such further agreements, instruments or documents, and to take any and all such further action as may be necessary or desirable to carry out the provisions hereof and to effectuate the purposes of this Agreement.
14.13 Schedules.
The schedules attached hereto are incorporated herein by this reference and expressly made a part hereof as fully as though completely set forth herein.
14.14 Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
IN WITNESS WHEREOF, this Agreement has been prepared in two (2) original copies and the Patties and/or their duly authorized representatives have placed their signatures here below.

CARDICA, INC.

By:	/s/ Bernard Hausen

Name: Title:	Bernard Hausen, MD President & CEO

CENTURY MEDICAL, INC.

By:	/s/ Yasuo Kyotani

Name:	Yasuo Kyotani
Title:	President and CEO
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Schedule 1. Products and Prices
$[*] per Proximal Device FCA.
$[*] per Distal Device FCA.
If the selling price to Distributor exceeds [*]% of COMPANY’s average U.S. selling price, then DISTRIBUTOR shall have the right to discuss pricing matters with COMPANY. COMPANY shall reasonably disclose its average U.S. selling price to Distributor upon written request by DISTRIBUTOR.
COMPANY shall on a case by case basis prepare price quotations for custom made Products based upon DISTRIBUTOR’s specific inquiry, taking into consideration expected purchase volumes.
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Schedule 2. Memorandum of Compliance
In order to comply with the request from Century Medical, Inc. (“CMI”), Cardica, Inc (“We” or “we”) shall implement and undertake the following:
1. QC Certificate
We shall include a Quality Control Certificate in every shipment to CMI. Such Quality Control Certificate shall be specific as to lots or Serial Number and the date of manufacture, and indicate that the Product shipped is within Product specifications (inspection & test record). In case the Products are sterilized by ETO, we shall also include an ethylene oxide residual analysis report.
2. Sterilization Validation Data
We shall provide CMI with the latest Sterilization Validation Data at least once a year and when validated.
3. Certificate to Foreign Government and Standard Operating Procedure (SOP), etc.
We shall provide CMI with the up-dated “Certificate to Foreign Government” issued by the FDA relating to our manufacturing plant or a copy of the certificate certifying compliance to ISO13485, EN 46001 or successor regulations.
We shall provide CMI the following information at least once every two years for CMI to confirm that the Product specifications conform to the contents of the Japanese Regulatory Approvals document: copies of the (i) up-dated version of the Product specification sheet; (ii) production flow chart; and (iii) SOP of quality control testing protocol; and (iv) other necessary documents in order to maintain GQP, GVP and GMP, and keep CMI updated when these documents are amended or modified. In addition, we shall allow CMI personnel to visit our facility, with reasonable notice, to actually confirm these points at the manufacturing plant.
4. Advance Notice of Product Modifications and/or Improvements
We shall keep CMI informed in writing regarding any and all modifications and/or improvements of the Products, change in method of sterilization, change in packaging, change in facility or factory location, changes in test standards and change in quality control method for transportation and delivery of the Products. Product modifications that might reasonably be expected to affect the validity of the regulatory status of the Products will be discussed with CMI prior to implementation of such changes.
5. Facility Inspections, Product Recalls
We shall promptly notify CMI of any actions taken with respect to our business or the Products by regulators in other jurisdictions, including (i) any facility inspection resulting in any notice of infraction, warning or other action, (ii) voluntary or mandatory recalls or withdrawal of Products, (iii) administrative or court proceedings regarding the Products, (iv) MDR, (v) information on proceedings taken to avoid occurrence or enlargement of health/hygiene danger and (vi) any
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similar matters. We will promptly provide CMI with copies of any correspondence with regulators regarding any of the foregoing.
6. Transmitting Information Method and Person Responsible
Concerning the events specified in items 4 and 5 above, both Parties will notify the other of the primary (preferred) method of transmitting information and the name and position title of the person responsible for sending and/or receiving these transmissions. Both parties will settle the detail of information transmission method, including mailing address, phone and fax numbers and e-mail address of person in charge, and promptly inform the other Party in case of change.
7. Packaging
We shall provide for the Products to be suitably packaged and packed for export.
8. Product Complaint Handling
We shall provide CM with a written report of our findings, in a reasonably timely manner, in response to any Product complaint report submitted by CMI. Where a Product complaint involves a Product failure that resulted in bodily injury or death, we shall expedite and place the highest priority possible to investigating and reporting in writing our findings to CMI.
9. On-site investigation of Compliance with GMP (ISO 13485;2003) by regulator
In order to register each manufacturing site(s) related to compliance with GMP (ISO 13485;2003), we shall allow regulator’s personnel, with reasonable notice, (i) to visit our manufacturing site(s) and (ii) to investigate such compliance.
10. Addition or amendment to this Memorandum
When any addition or amendment to this Memorandum is required in compliance with GQP, GVP and GMP, we agree to discuss them with CMI in good faith.

Cardica, Inc.		Century Medical, Inc.

Date:	2-16-05	Date:	February 22, 2005

Signature:	/s/ Bernard Hausen	Signature:	/s/ Yasuo Kyotani

Name:	Bernard Hausen, MD, PhD	Name:	Yasuo Kyotani

Title:	President and CEO	Title:	President and CEO
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

24.

Schedule 3 Reporting for Product Defects, Adverse Events, Overseas Corrective Action Reports and Research Reports.
The language used for all communications under this Schedule 3 shall be English. The attached Decision Trees delineate (i) what Product defects or Adverse Events are reportable or non-reportable to MHLW under the Japanese Regulatory Affairs Law along with the time limit for DISTRIBUTOR to report such matters after DISTRIBUTOR becomes aware of those and (ii) definitions of the technical terms used in this Schedule 3. In any event, DISTRIBUTOR is obligated to report Overseas Corrective Action Reports and Research Reports.
FDA Reportable Events by COMPANY means the following (see 21 C.F.R. §803 for further details regarding reporting requirements and time frames):
a.	Medical Device Report (MDR) is required whenever COMPANY becomes aware of information suggesting that one of its marketed devices (i) may have caused or contributed to a death or serious injury, or (ii) has malfunctioned and this malfunction is likely to cause or contribute to a death or serious injury if it recurs.

b.	Adverse Event or Serious injury/(Serious Illness) is an injury or illness that:

Is life threatening, even if temporary in nature; or

Results in permanent impairment of a body function or permanent damage to a body structure; or

Necessitates medical or surgical intervention to preclude permanent impairment of a body function or permanent damage to a body structure.

(i)	Regulatory Reporting Requirements. COMPANY and DISTRIBUTOR each will be responsible for regulatory reporting and for responding to regulatory inquiries within their respective territories. DISTRIBUTOR and COMPANY each shall use their best efforts to notify the other, by telephone, facsimile or email within forty-eight (48) hours (but in any event such notification shall occur within seventy-two (72) hours) after either Party becomes aware of any matter which must be reported to the MHLW or FDA. The Party which becomes aware of any such matter will use its best efforts to provide to the other Party within five (5) calendar days of first becoming aware of such matter (but in any event no later than within five (5) business days), with a detailed written report, by facsimile regarding the event. COMPANY shall supply DISTRIBUTOR with a copy of its medical device report filed with the FDA in accordance with the Medical Device Reporting Regulation (21 C.F.R. § 803 (2001) within twenty-four (24) hours of supplying such a report to FDA. DISTRIBUTOR shall supply COMPANY with a copy of its report filed with the MHLW within twenty-four (24) hours of supplying such a report to the MHLW. Follow-up reports to the initial report will be submitted using the same procedures and timelines.

(ii)	Non-reportable Product Defects or Non-Reportable Adverse Events. DISTRIBUTOR will notify COMPANY of non-reportable Product defects or non-reportable Adverse Events within ten (10) calendar days after it becomes aware of any such Product defects or Adverse Events.
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

25.

Decision Trees
First check “Device Defect Report” decision tree, as attached hereto. After checking the “Device Defect Report” decision tree, as attached hereto, cheek also the “Adverse Events Reports” decision tree, as attached hereto, in case a patient’s death or injury has occurred.
Definition of the technical terms:
1.	Serious
(1)	Death.

(2)	Disability.

(3)	Cases which might be related to death or disability.

(4)	Cases which require admission or prolongation of the period of admission to a hospital or clinic for treatment. (excluding cases in (3))

(5)	Severe cases which might be related to death or injury.

(6)	Congenital diseases or abnormalities in subsequent generations.
2.	Moderate

Incidents neither Serious nor Slight.

3.	Slight

Symptoms caused by incidents are slight and easily cured.

4.	Level of seriousness of a case which might have occurred.

This is to be determined by judging how serious (in the worst case) a health hazard caused by the case has been, assuming the case occurs again; even if the patient or user was not deceased or injured, or a serious health hazard was avoided due to the intervention of a doctor, in spite of a device defect.

5.	Prediction of the tendency of occurrence

This is to be determined by judging whether number, frequency, conditions, etc. relating to occurrence of an incident is clearly written in the device’s Instructions for Use (“IFU”) package insert. In order to be judged as predictable, it must be assured that not only manufacturer (importer) but also users such as doctors and nurses can predict the tendency of occurrence of the incident. Such case is categorized as a “known-incident.”

6.	Prediction of occurrence

This is to be determined by judging whether occurrence of an incident is clearly written in the device’s IFU package insert. In order to be judged as predictable, it must be assured that not only manufacturer (importer) but also users such as doctors and nurses can predict the occurrence of the incident. Such case is categorized as a “known-incident.” For purposes of clarity, it is not to be determined as a “known-incident” where an incident has occurred under conditions other than those written in the IFU package insert.
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

26.

Device Defect Reports
(in case Patient’s death or injury simultaneously occurs, check “Adverse Event Report” flowchart also.)
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

27.

Adverse Events Reports (with Patient’s death or injury)
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

28.

Overseas Corrective Action Reports and Resarch Reports
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

29.